Exhibit 99.1

FOR IMMEDIATE RELEASE

April 28, 2020

For more information

Trisha Voltz Carlson, EVP, Investor Relations Manager

504.299.5208 or trisha.carlson@hancockwhitney.com

Hancock Whitney reports first quarter 2020 results

Allowance for credit losses strengthened to 2.21%; Strong underlying earnings; Capital remains solid

GULFPORT, Miss. (April 28, 2020) — Hancock Whitney Corporation (Nasdaq: HWC) today announced its financial results for the first quarter of 2020, a loss of $111.0 million, or ($1.28) per diluted common share (EPS), driven by a reserve build in response to deterioration in the macroeconomic environment from COVID-19 and lower oil prices.

o	Includes $246.8 million, or $2.24 per share provision for credit losses related to COVID-19 and declining oil prices
o	Includes $9.8 million, or $.11 per share related to write-offs of equity interests in two energy companies which were received in bankruptcy restructurings
o	The allowance for expected credit losses was increased to $475 million, or 2.21% of total loans
o	The company remains well capitalized with a tangible capital (TCE) ratio of 8% and regulatory ratios well in excess of required levels including capital conservation buffers

The company reported a profit of $92.1 million, or $1.03 EPS, in the fourth quarter of 2019 and $79.2 million, or $.91 EPS, in the first quarter of 2019. The fourth quarter of 2019 included $3.9 million ($.03 per share after-tax impact) of final merger costs associated with the September 21, 2019 acquisition of MidSouth Bancorp, Inc.

Pre-provision net revenue (PPNR) totaled $115.7 million, down $10.0 million linked-quarter. The decline is mainly due to the energy-related equity write-offs. Excluding these two write-offs, PPNR was virtually unchanged linked-quarter, an indicator of both the company’s strong underlying earnings in the first quarter, and a guide for investors in evaluating the potential earnings capacity of the company in future periods.

“While the first quarter’s results show a reported loss, there were two distinct themes,” said John M. Hairston, President & CEO. “A blend of very strong performance in loan growth, strength in net interest income and fee income, well managed expenses, and solid capital and liquidity levels, was offset by pandemic and industry-related pressure on our remaining energy portfolio, plus pressure on markets and loan segments most impacted by mandated economic restrictions in our footprint. Because of the uncertainty related to COVID-19, we built what we believe is an appropriate loan loss reserve for potential problems. We believe pre-provision net revenue results provide a better picture of the company’s quarterly performance. Our company has weathered many environmental storms historically, and today we are open and running the company under similar guidelines and principles for our customers and employees --- Your Needs. Our Mission.”

First Quarter 2020 Highlights

•	Strengthened Allowance for Credit Losses (ACL)/Total Loans to 2.21%
•	Capital remains solid with TCE at 8% and other regulatory ratios are well in excess of required levels including capital conservation buffers
•	Loan growth totaled $303 million linked-quarter; DDA deposits up $429 million
•	NIM declined 2 basis points (bps) linked-quarter; purchase accounting accretion (PAA) down $2.5 million or 4 bps; excluding PAA, NIM was up 1 bp
•	Criticized commercial loans down $51 million, or 9%, and nonperforming loans down $19 million, or 6%, linked-quarter
•	Solid liquidity with approximately $14 billion available in additional sources of funding

COVID-19

In early March of 2020, the United States began to see signs of the novel coronavirus (COVID-19) impacting the country. By mid-March, spread of the virus was apparent in many U.S. states. By the end of March, counties, parishes and states began implementing stay-at-home orders to help contain the spread of the virus. As a result, businesses deemed nonessential were shuttered, leading to significantly reduced revenue, employee layoffs and requests for deferrals on certain expenses.

Hancock Whitney operates in markets hard hit by COVID-19, most notably Greater New Orleans, Louisiana. While deemed an essential business, the company has closed all of its branch lobbies (offering by appointment and drive-up service only) and is still assisting clients via online and mobile banking and through the call center. We are currently offering fee waivers on certain products, and loan payment deferrals on business and consumer loans and lines of credit, credit cards and auto loans. We are fully participating in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP).

The following information relates to the company’s first quarter 2020 results. Additional information on the impact of these programs noted above and trends since quarter-end are included in the presentation deck posted on our IR website and will be discussed in management’s conference call. The details for both are noted below.

Loans

Total loans at March 31, 2020 were $21.5 billion, up $303 million, or 1%, linked-quarter. Average loans totaled $21.2 billion for the first quarter of 2020, up $196 million, or 1%, linked-quarter. Growth in the first quarter was notable in all regions across our footprint, including the healthcare team in Nashville.

Net growth also includes a net reduction in our energy portfolio of $23.7 million, reflecting our goal of reducing our overall exposure to that particular industry. At March 31, 2020, loans to the energy industry totaled $939.5 million, or 4.4% of total loans. The linked-quarter change reflects $42 million in payoffs and paydowns, and $36 million in net charge-offs, partially offset by $54 million in fundings. The portfolio is comprised of credits to exploration and production (E&P) companies (32%), midstream companies (15%), drilling support companies (13%) and nondrilling support companies (40%). See slide presentation for additional energy details.

As noted above, the company has made loan deferrals available to customers impacted by COVID-19. At March 31, 2020 there were 1,618 notes deferred totaling $839.4 million in outstandings. The company is participating in the SBA’s Paycheck Protection Program (PPP) that began on April 3, 2020. There were no loans originated as of March 31, 2020. The company originated 4,893 loans totaling $1.7 billion in round one of the program.

Line utilization at March 31, 2020 was 49.4% compared to 47.6% at December 31, 2019. As of March 31, 2020, approximately $525 million of additional funding had been provided to clients via existing and expanded lines of credit. Mortgage banking applications doubled in the first quarter of 2020. We expect the trend to continue in light of the low rate environment. Between 50%-60% of the mortgages we originate are sold in the secondary market, and generate fee income. Additional concentration and loan portfolio information is included in the slide presentation.

Deposits

Total deposits at March 31, 2020 were $25.0 billion, up $1.2 billion, or 5%, from December 31, 2019. An increase of $913 million in brokered time deposits was the largest driver of the increase from December 31, 2019 in addition to very strong growth in noninterest-bearing demand deposits (DDAs).

DDAs totaled $9.2 billion at March 31, 2020, up $429 million, or 5%, from December 31, 2019 and comprised 37% of total period-end deposits at March 31, 2020.

Interest-bearing transaction and savings deposits totaled $8.9 billion at the end of the first quarter of 2020, up $86 million, or 1%, from December 31, 2019. Compared to December 31, 2019, time deposits of $3.6 billion were up $803 million, or 28%, primarily due to the increase of brokered CDs noted above.

Interest-bearing public fund deposits declined $113 million, or 3%, to $3.3 billion. The decrease in public funds is seasonal and primarily related to tax payments collected by local municipalities at year-end that typically begin to runoff in the first quarter of each year.

Average deposits for the first quarter of 2020 were $24.3 billion, up $479 million, or 2%, linked-quarter.

Asset Quality

The total allowance for credit losses (ACL) was $475.0 million at March 31, 2020, up $279.8 million, or 144%, from December 31, 2019. The components of the increase are as follows. Effective 1/1/2020 the company adopted the new accounting standard for determining an allowance for credit losses – CECL (Current Expected Credit Losses). The CECL implementation added $76.7 million to the ACL as of January 1, 2020 with an after-tax adjustment to capital of $44.1 million and a reclassification of $19.7 million from purchased discount on acquired loans, not earnings. The remainder of the ACL build, via the credit loss provision, reflects both the uncertain impact COVID-19 will have on our customers and their ability to repay loans in our portfolio, coupled with the impact of declining oil prices on our remaining energy portfolio.

During the first quarter of 2020, the company recorded a total provision for credit losses of $246.8 million, compared to $9.2 million in the fourth quarter of 2019. Approximately $160.0 million of the provision for credit losses was for credits collectively evaluated under macroeconomic forecast scenarios that reflect today’s recessionary environment. Credits that were individually evaluated for loss added $87.0 million to the provision, most of which were energy-related. Reserve-based energy loans (RBL) have been impacted recently not only by declining oil prices, but also from recent liquidity stress in the industry. Resolution of these RBL credits has resulted in larger than anticipated charge-offs.

Net charge-offs were $43.8 million, or 0.83% of average total loans on an annualized basis in the first quarter of 2020, up from $9.5 million, or 0.18% of average total loans in the fourth quarter of 2019. Included in the first quarter’s total were $35.9 million of energy charge-offs.

The ratio of ACL to period-end loans was 2.21% at March 31, 2020, compared to 0.92% at December 31, 2019. The allowance for credits in the energy portfolio totaled $88.4 million, or 9.4% of funded energy loans, at March 31, 2020. The allowance for credits in the nonenergy portfolio totaled $386.6 million, or 1.88% of funded nonenergy loans, at March 31, 2020.

Nonperforming assets (NPAs) totaled $306.8 million at March 31, 2020, down $30.7 million, or 9%, from December 31, 2019. During the first quarter of 2020, total nonperforming loans decreased $18.8 million while foreclosed and surplus real estate (ORE) and other foreclosed assets decreased $11.9 million. Nonperforming assets as a percent of total loans, ORE and other foreclosed assets was 1.42% at March 31, 2020, down 17 bps from December 31, 2019. Approximately $21.4 million of loans were added to nonperforming loans with the adoption of CECL.

Net Interest Income and Net Interest Margin (NIM)

Net interest income (TE) for the first quarter of 2020 was $234.6 million, down $2.1 million from the fourth quarter of 2019. The net interest margin (TE) was 3.41% for the first quarter of 2020, down 2 bps from the fourth quarter of 2019. The slight decline in net interest income reflects one less accrual day in the first quarter and the impact of a lower rate environment. The net interest margin was relatively stable linked-quarter, with the reported decline mainly the result of a $2.5 million, or 4 bps, decrease in purchase accounting accretion related to the MidSouth transaction. A decline in Prime and Libor rates negatively impacted the yield on loans by 7 bps. Proactive deposit pricing, and changes in wholesale funding related to a lower rate environment, positively impacted the NIM by 8 bps. There were no interest reversals in the first quarter as compared to one basis point of interest reversals in the prior quarter.

Average earning assets were $27.6 billion for the first quarter of 2020, up $189.2 million, or 1%, from the fourth quarter of 2019.

Noninterest Income

Noninterest income totaled $84.4 million for the first quarter of 2020, up $1.5 million, or 2%, from the fourth quarter of 2019. For most of the first quarter of 2020, fees were collected as normal. Beginning in mid to late March, the company began waiving certain fees as noted earlier. The company is providing fee waivers for certain products such as penalty-free CD withdrawals, MMDA and savings excessive withdrawal fees, overdraft protection transfer fees and checking account reopening fees. Depending on the duration of the impact of COVID-19 on our customers, fee waivers will impact our results in future quarters.

Service charges on deposits totaled $22.8 million for the first quarter of 2020, down $0.5 million, or 2%, from the fourth quarter of 2019. Bank card and ATM fees totaled $17.4 million, down $0.6 million, or 3%, from the fourth quarter of 2019.

Trust fees totaled $14.8 million, down $0.7 million, or 4%, linked-quarter. Investment and annuity income and insurance fees totaled $7.2 million, up $0.7 million, or 12% linked-quarter. Fees from secondary mortgage operations totaled $6.0 million for the first quarter of 2020, virtually unchanged linked-quarter.

Other noninterest income totaled $16.2 million, up $2.4 million, or 18%, from the fourth quarter of 2019. The increase in other noninterest income is primarily due to increases in specialty income specifically related to $1.5 million sale of tax credits and $0.8 million in BOLI income.

Noninterest Expense & Taxes

Noninterest expense totaled $203.3 million, up $5.5 million, or 3% linked-quarter. Total expense included $9.8 million of equity write-offs noted above. There were $3.9 million of MidSouth merger-related expenses in the fourth quarter of 2019.

Total personnel expense was $113.5 million in the first quarter of 2020, down $3.5 million, or 3%, from the fourth quarter of 2019. A lower level of incentive pay in the first quarter drove most of the decline linked-quarter.

Occupancy and equipment expense totaled $17.1 million in the first quarter of 2020, down $0.4 million, or 2%, from the fourth quarter of 2019.

Amortization of intangibles totaled $5.3 million for the first quarter of 2020, down $0.4 million, or 7%, linked-quarter.

ORE and other foreclosed asset (OFA) expense totaled $10.1 million in the first quarter of 2020. The linked-quarter change includes $9.8 million of energy-related equity write-offs noted above.

Other operating expense totaled $57.2 million in the first quarter of 2020, down $1.1 million, or 2%, from the fourth quarter of 2019.

The effective income tax rate for the first quarter of 2020 was 17.5%. This rate reflects a 10.4% expected effective rate for the year, resulting from the first quarter loss, as well as $9.5 million in discrete tax benefits. The effective income tax rate continues to be less than the statutory rate due primarily to tax-exempt income and tax credits.

Capital

Common stockholders’ equity at March 31, 2020 totaled $3.4 billion, down $46.6 million, or 1%, from December 31, 2019. The tangible common equity (TCE) ratio was 8.00%, down 45 bps from December 31, 2019. The decline in capital reflects the quarterly loss mainly due to the impact of COVID-19 on the credit loss provision. The company remains well capitalized, with both bank and holding company capital levels in excess of required regulatory minimums and a TCE ratio at the company’s target level of 8%.

During the first quarter of 2020, the company settled the accelerated share repurchase (ASR) announced October 21, 2019. The company received an additional 1,001,472 shares and $12.1 million in cash as final settlement of the ASR. Also as previously disclosed, the company repurchased 315,851 shares of its common stock in a privately negotiated transaction. Under the company’s now suspended buyback authorization of up to 5.5 million shares, the company has repurchased 4.9 million shares at an average price of $37.65. Additional capital ratios are included in the financial tables.

Guidance

The company is suspending all previous guidance, including near-term, 2020 or 3-year Corporate Strategic Objectives (CSOs). Given the uncertainty related to COVID-19, at this time we will not provide the level of formal guidance we have provided in the past, but will share any expectations as best as we can during the conference call noted below.

Conference Call and Slide Presentation

Management will host a conference call for analysts and investors at 8:00 a.m. Central Time on Wednesday, April 29, 2020 to review the results. A live listen-only webcast of the call will be available under the Investor Relations section of Hancock Whitney’s website at www.hancockwhitney.com/investors. A link to the release with additional financial tables, and a link to a slide presentation related to first quarter results are also posted as part of the webcast link. To participate in the Q&A portion of the call, dial (877) 564-1219 or (973) 638-3429.

An audio archive of the conference call will be available under the Investor Relations section of our website. A replay of the call will also be available through May 6, 2020 by dialing (855) 859-2056 or (404) 537-3406, passcode 5856304.

About Hancock Whitney

Since the late 1800s, Hancock Whitney has embodied core values of Honor & Integrity, Strength & Stability, Commitment to Service, Teamwork, and Personal Responsibility. Hancock Whitney offices and financial centers in Mississippi, Alabama, Florida, Louisiana, and Texas offer comprehensive financial products and services, including traditional and online banking; commercial and small business banking; private banking; trust and investment services; healthcare banking; certain insurance services; and mortgage services. The company also operates a loan production office in Nashville, Tennessee, as well as trust and asset management offices in New Jersey and New York. BauerFinancial, Inc., the nation’s leading independent bank rating and analysis firm, consistently recommends Hancock Whitney as one of America’s most financially sound banks. More information is available at www.hancockwhitney.com.

Non-GAAP Financial Measures

This news release includes non-GAAP financial measures to describe Hancock Whitney’s performance. These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. The reconciliations of those measures to GAAP measures are provided either in the financial tables or in Appendix A thereto.

Consistent with Securities and Exchange Commission Industry Guide 3, the company presents net interest income, net interest margin and efficiency ratios on a fully taxable equivalent (“TE”) basis. The TE basis adjusts for the tax-favored status of net interest income from certain loans and investments using the statutory federal tax rate to increase tax-exempt interest income to a taxable equivalent basis. The company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources.

The company presents certain additional non-GAAP financial measures to assist the reader with a better understanding of the company’s performance period over period, as well as to provide investors with assistance in understanding the success management has experienced in executing its strategic initiatives. These non-GAAP measures may reference the concepts “core” or “operating.” The company uses the term “core” to describe a financial measure that excludes income or expense arising from accretion or amortization of fair value adjustments recorded as part of purchase accounting. The company uses the term “operating” to describe a financial measure that excludes income or expense considered to be nonoperating in nature. Items identified as nonoperating are those that, when excluded from a reported financial measure, provide management or the reader with a measure that may be more indicative of forward-looking trends in the company’s business.

Important Cautionary Statement about Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements that we may make include statements regarding our expectations regarding our performance and financial condition, balance sheet and revenue growth, the provision for credit losses, loan growth expectations, management’s predictions about charge-offs for loans, including energy-related credits, the impact of significant decreases in oil and gas prices on our energy portfolio, the impact of COVID-19 on the economy and our operations, the adequacy of our enterprise risk management framework, the impact of the MidSouth acquisition, or future business combinations on our performance and financial condition, including our ability to successfully integrate the businesses, success of revenue-generating initiatives, the effectiveness of derivative financial instruments and hedging activities to manage risks, projected tax rates, increased cybersecurity risks, including potential business disruptions or financial losses, the adequacy of our internal controls over financial reporting, the financial impact of regulatory requirements and tax reform legislation, the impact of the referenced rate reform, deposit trends, credit quality trends, changes in interest rates, net interest margin trends, future expense levels, future profitability, improvements in expense to revenue (efficiency) ratio, purchase accounting impacts, accretion levels and expected returns.

Given the many unknowns and risks being heavily weighted to the downside, our forward-looking statements are subject to the risk that conditions will be substantially different than we are currently expecting. If efforts to contain COVID-19 are unsuccessful and restrictions on movement last into the third quarter or beyond, the recession would be much longer and much more severe. Ineffective fiscal stimulus, or an extended delay in implementing it, are also major downside risks. The deeper the recession is, and the longer it lasts, the more it will damage consumer fundamentals and sentiment. This could both prolong the recession, and/or make any recovery weaker. Similarly, the recession could damage business fundamentals, and an extended global recession due to COVID-19 would weaken the U.S. recovery. As a result, the outbreak and its consequences, including responsive measures to manage it, have had and are likely to continue to have an adverse effect, possibly materially, on our business and financial performance by adversely affecting, possibly materially, the demand and profitability of our products and services, the valuation of assets and our ability to meet the needs of our customers.

In addition, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook", or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. Forward-looking statements are subject to significant risks and uncertainties. Any forward-looking statement made in this release is subject to the safe harbor protections set forth in the Private Securities Litigation Reform Act of 1995. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 and in other periodic reports that we file with the SEC.

HANCOCK WHITNEY CORPORATION
QUARTERLY FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(dollars and common share data in thousands, except per share amounts)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
NET INCOME
Net interest income	$231,188	$233,156	$222,939	$219,868	$219,254
Net interest income (TE) (a)	234,636	236,736	226,591	223,586	223,078
Provision for credit losses	246,793	9,156	12,421	8,088	18,043
Noninterest income	84,387	82,924	83,230	79,250	70,503
Noninterest expense	203,335	197,856	213,554	183,567	175,700
Income tax expense (benefit)	(23,520)	16,936	12,387	19,186	16,850
Net income (loss)	$(111,033)	$92,132	$67,807	$88,277	$79,164
Nonoperating items, pre-tax (for informational purposes)
Merger-related costs	$—	$3,856	$28,810	$—	$—
PERIOD-END BALANCE SHEET DATA
Loans	$21,515,681	$21,212,755	$21,035,952	$20,175,812	$20,112,838
Securities	6,374,490	6,243,313	6,404,719	5,725,735	5,577,522
Earning assets	28,834,072	27,622,161	27,565,973	26,088,759	25,881,559
Total assets	31,761,693	30,600,757	30,543,549	28,761,863	28,490,231
Noninterest-bearing deposits	9,204,631	8,775,632	8,686,383	8,114,632	8,158,658
Total deposits	25,008,496	23,803,575	24,201,299	23,236,042	23,380,294
Common stockholders' equity	3,421,064	3,467,685	3,586,380	3,318,915	3,190,575
AVERAGE BALANCE SHEET DATA
Loans	$21,234,016	$21,037,942	$20,197,114	$20,150,104	$20,126,948
Securities (b)	6,149,432	6,201,612	6,004,688	5,586,390	5,656,689
Earning assets	27,630,652	27,441,459	26,437,613	25,992,894	26,020,447
Total assets	30,663,601	30,343,293	29,148,106	28,537,810	28,451,548
Noninterest-bearing deposits	8,763,359	8,601,323	8,092,482	8,099,621	8,227,698
Total deposits	24,327,242	23,848,374	23,091,355	23,137,563	23,114,139
Common stockholders' equity	3,509,727	3,473,693	3,383,738	3,230,503	3,118,051
COMMON SHARE DATA
Earnings (loss) per share – diluted	$(1.28)	$1.03	$0.77	$1.01	$0.91
Cash dividends per share	0.27	0.27	0.27	0.27	0.27
Book value per share (period-end)	39.65	39.62	39.49	38.70	37.23
Tangible book value per share (period-end)	28.56	28.63	28.73	28.46	26.92
Weighted average number of shares - diluted	87,186	88,315	86,462	85,835	85,800
Period-end number of shares	86,275	87,515	90,822	85,759	85,710
Market data
High sales price	$44.24	$44.42	$42.11	$44.74	$44.34
Low sales price	14.32	35.45	33.63	37.03	34.11
Period-end closing price	19.52	43.88	38.30	40.06	40.40
Trading volume	49,297	30,850	29,038	27,874	28,124
PERFORMANCE RATIOS
Return on average assets	(1.46)%	1.20%	0.92%	1.24%	1.13%
Return on average common equity	(12.72)%	10.52%	7.95%	10.96%	10.30%
Return on average tangible common equity	(17.51)%	14.62%	10.77%	15.07%	14.38%
Tangible common equity ratio (c)	8.00%	8.45%	8.82%	8.75%	8.36%
Net interest margin (TE)	3.41%	3.43%	3.41%	3.45%	3.46%
Noninterest income as a percentage of total revenue (TE)	26.45%	25.94%	26.86%	26.17%	24.01%
Efficiency ratio (d)	62.06%	58.88%	58.05%	58.95%	58.10%
Average loan/deposit ratio	87.28%	88.22%	87.47%	87.09%	87.08%
Allowance for loan losses as a percent of period-end loans	1.98%	0.90%	0.93%	0.97%	0.97%
Allowance for credit losses as a percent of period-end loans	2.21%	0.92%	0.93%	0.97%	0.97%
Annualized net charge-offs to average loans	0.83%	0.18%	0.25%	0.14%	0.36%
Allowance for loan losses to nonperforming loans + accruing loans 90 days past due	139.17%	60.97%	67.06%	61.60%	56.81%
FTE headcount	4,148	4,136	3,894	3,930	3,885

(a) Taxable equivalent (TE) amounts are calculated using a federal income tax rate of 21%.
(b) Average securities does not include unrealized holding gains/losses on available for sale securities.
(c) The tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets.
(d) The efficiency ratio is noninterest expense to total net interest income (TE) and noninterest income, excluding amortization of purchased intangibles and nonoperating items.

HANCOCK WHITNEY CORPORATION
INCOME STATEMENT
(Unaudited)

	Three Months Ended
(dollars in thousands, except per share data)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
NET INCOME
Interest income	$277,343	$285,957	$283,164	$280,378	$276,283
Interest income (TE) (e)	280,791	289,537	286,816	284,096	280,107
Interest expense	46,155	52,801	60,225	60,510	57,029
Net interest income (TE)	234,636	236,736	226,591	223,586	223,078
Provision for credit losses	246,793	9,156	12,421	8,088	18,043
Noninterest income	84,387	82,924	83,230	79,250	70,503
Noninterest expense	203,335	197,856	213,554	183,567	175,700
Income before income taxes	(134,553)	109,068	80,194	107,463	96,014
Income tax expense (benefit)	(23,520)	16,936	12,387	19,186	16,850
Net income	$(111,033)	$92,132	$67,807	$88,277	$79,164
Nonoperating items, pre-tax (for informational purposes)
Merger-related expenses	$—	$3,856	$28,810	$—	$—
NONINTEREST INCOME
Service charges on deposit accounts	$22,837	$23,382	$21,892	$20,723	$20,367
Trust fees	14,806	15,483	15,098	15,904	15,124
Bank card and ATM fees	17,362	17,913	17,154	16,619	15,290
Investment and insurance commissions, and annuity fees	7,150	6,407	7,048	6,591	6,528
Secondary mortgage market operations	6,053	5,981	5,713	4,433	3,726
Other income	16,179	13,758	16,325	14,980	9,468
Total noninterest income	$84,387	$82,924	$83,230	$79,250	$70,503
NONINTEREST EXPENSE
Personnel expense	$113,549	$117,066	$112,480	$106,635	$103,698
Net occupancy and equipment expense	17,139	17,522	17,841	17,303	16,663
Other real estate and foreclosed assets (income) expense	10,130	(788)	2,055	395	(991)
Other operating expense	57,172	58,286	76,289	54,187	51,192
Amortization of intangibles	5,345	5,770	4,889	5,047	5,138
Total noninterest expense	$203,335	$197,856	$213,554	$183,567	$175,700
Nonoperating noninterest expense	$—	$3,856	$28,810	$—	$—
COMMON SHARE DATA
Earnings (loss) per share:
Basic	$(1.28)	$1.03	$0.77	$1.01	$0.91
Diluted	(1.28)	1.03	0.77	1.01	0.91

(e) Taxable equivalent (TE) amounts are calculated using a federal income tax rate of 21%.

HANCOCK WHITNEY CORPORATION

PERIOD-END BALANCE SHEET

(Unaudited)

(dollars in thousands)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
ASSETS
Commercial non-real estate loans	$9,321,340	$9,166,947	$8,893,004	$8,559,118	$8,656,326
Commercial real estate - owner occupied	2,731,320	2,738,460	2,734,379	2,519,970	2,515,428
Total commercial and industrial loans	12,052,660	11,905,407	11,627,383	11,079,088	11,171,754
Commercial real estate - income producing	3,232,783	2,994,448	3,060,568	2,895,468	2,563,394
Construction and land development loans	1,098,726	1,157,451	1,190,718	1,144,062	1,340,067
Residential mortgage loans	2,979,985	2,990,631	3,004,958	2,968,271	2,933,251
Consumer loans	2,151,527	2,164,818	2,152,325	2,088,923	2,104,372
Total loans	21,515,681	21,212,755	21,035,952	20,175,812	20,112,838
Loans held for sale	67,587	55,864	75,789	36,150	27,437
Securities	6,374,490	6,243,313	6,404,719	5,725,735	5,577,522
Short-term investments	876,314	110,229	49,513	151,062	163,762
Earning assets	28,834,072	27,622,161	27,565,973	26,088,759	25,881,559
Allowance for loan losses	(426,003)	(191,251)	(195,572)	(195,625)	(194,688)
Goodwill and other intangible assets	956,916	962,260	977,369	878,051	883,097
Other assets	2,396,708	2,207,587	2,195,779	1,990,678	1,920,263
Total assets	$31,761,693	$30,600,757	$30,543,549	$28,761,863	$28,490,231
LIABILITIES
Noninterest-bearing deposits	$9,204,631	$8,775,632	$8,686,383	$8,114,632	$8,158,658
Interest-bearing transaction and savings deposits	8,931,192	8,845,097	8,758,993	8,034,801	8,224,203
Interest-bearing public fund deposits	3,251,445	3,364,416	2,954,966	3,159,790	3,229,589
Time deposits	3,621,228	2,818,430	3,800,957	3,926,819	3,767,844
Total interest-bearing deposits	15,803,865	15,027,943	15,514,916	15,121,410	15,221,636
Total deposits	25,008,496	23,803,575	24,201,299	23,236,042	23,380,294
Short-term borrowings	2,673,283	2,714,872	2,108,815	1,641,598	1,388,735
Long-term debt	225,606	233,462	246,641	232,754	224,962
Other liabilities	433,244	381,163	400,414	332,554	305,665
Total liabilities	28,340,629	27,133,072	26,957,169	25,442,948	25,299,656
COMMON STOCKHOLDERS' EQUITY
Common stock net of treasury and capital surplus	2,050,669	2,046,177	2,229,353	2,030,208	2,023,864
Retained earnings	1,297,129	1,476,232	1,408,183	1,363,910	1,299,220
Accumulated other comprehensive income (loss)	73,266	(54,724)	(51,156)	(75,203)	(132,509)
Total common stockholders' equity	3,421,064	3,467,685	3,586,380	3,318,915	3,190,575
Total liabilities & stockholders' equity	$31,761,693	$30,600,757	$30,543,549	$28,761,863	$28,490,231
CAPITAL RATIOS
Tangible common equity	$2,464,148	$2,505,425	$2,609,011	$2,440,864	$2,307,478
Tier 1 capital (f)	2,509,739	2,584,162	2,530,919	2,533,505	2,457,191
Common equity as a percentage of total assets	10.77%	11.33%	11.74%	11.54%	11.21%
Tangible common equity ratio	8.00%	8.45%	8.82%	8.75%	8.36%
Leverage (Tier 1) ratio (f)	8.40%	8.76%	9.49%	9.10%	8.85%
Tier 1 risk-based capital ratio (f)	10.03%	10.50%	11.02%	10.94%	10.74%
Total risk-based capital ratio (f)	11.88%	11.90%	12.43%	12.43%	12.24%

(f) Estimated for most recent period-end. March 31, 2020 estimated regulatory capital ratios reflect the election to use the recently issued five-year transition rules for the adoption of ASC 326, commonly referred to as current expected credit loss.

HANCOCK WHITNEY CORPORATION

AVERAGE BALANCE SHEET

(Unaudited)

	Three Months Ended
(in thousands)	3/31/2020	12/31/2019	3/31/2019
ASSETS
Commercial non-real estate loans	$9,147,474	$8,981,932	$8,659,559
Commercial real estate - owner occupied	2,735,111	2,709,663	2,509,152
Total commercial and industrial loans	11,882,585	11,691,595	11,168,711
Commercial real estate - income producing	3,105,843	3,007,847	2,469,710
Construction and land development loans	1,120,734	1,181,830	1,423,714
Residential mortgage loans	2,968,962	3,004,784	2,942,396
Consumer loans	2,155,892	2,151,886	2,122,417
Total loans	21,234,016	21,037,942	20,126,948
Loans held for sale	40,318	62,272	20,618
Securities (g)	6,149,432	6,201,612	5,656,689
Short-term investments	206,886	139,633	216,192
Earning assets	27,630,652	27,441,459	26,020,447
Allowance for loan losses	(241,364)	(195,616)	(196,384)
Goodwill and other intangible assets	959,500	973,601	885,381
Other assets	2,314,813	2,123,849	1,742,104
Total assets	$30,663,601	$30,343,293	$28,451,548
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY
Noninterest-bearing deposits	$8,763,359	$8,601,323	$8,227,698
Interest-bearing transaction and savings deposits	8,798,483	8,803,703	8,082,584
Interest-bearing public fund deposits	3,252,233	3,079,001	3,060,565
Time deposits	3,513,167	3,364,347	3,743,292
Total interest-bearing deposits	15,563,883	15,247,051	14,886,441
Total deposits	24,327,242	23,848,374	23,114,139
Short-term borrowings	2,150,164	2,393,444	1,684,904
Long-term debt	231,438	242,473	224,966
Other liabilities	445,030	385,309	309,488
Common stockholders' equity	3,509,727	3,473,693	3,118,051
Total liabilities & stockholders' equity	$30,663,601	$30,343,293	$28,451,548

(g) Average securities does not include unrealized holding gains/losses on available for sale securities.

HANCOCK WHITNEY CORPORATION

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

(Unaudited)

	Three Months Ended
	3/31/2020			12/31/2019			3/31/2019
(dollars in millions)	Average Balance	Interest	Rate	Average Balance	Interest	Rate	Average Balance	Interest	Rate
AVERAGE EARNING ASSETS
Commercial & real estate loans (TE) (h)	$16,109.2	$182.5	4.56%	$15,881.3	$187.7	4.69%	$15,062.1	$180.5	4.86%
Residential mortgage loans	2,969.0	29.5	3.98%	3,004.8	30.3	4.04%	2,942.4	31.1	4.23%
Consumer loans	2,155.9	29.4	5.48%	2,151.9	30.9	5.70%	2,122.4	29.9	5.72%
Loan fees & late charges	—	(0.6)	0.00%	—	(0.3)	0.00%	—	(0.9)	0.00%
Total loans (TE) (i) (j)	21,234.1	240.8	4.56%	21,038.0	248.6	4.69%	20,126.9	240.6	4.84%
Loans held for sale	40.3	0.6	6.17%	62.3	0.7	4.41%	20.6	0.3	4.92%
US Treasury and government agency securities	124.7	0.8	2.37%	145.0	0.8	2.30%	123.8	0.7	2.25%
CMOs and mortgage backed securities	5,139.5	31.3	2.44%	5,162.7	32.0	2.48%	4,599.4	29.9	2.60%
Municipals (TE)	877.2	6.7	3.07%	888.1	6.9	3.09%	930.0	7.4	3.17%
Other securities	8.0	0.1	4.29%	5.8	0.0	4.61%	3.5	0.0	3.09%
Total securities (TE) (k)	6,149.4	38.9	2.53%	6,201.6	39.7	2.56%	5,656.7	38.0	2.69%
Total short-term investments	206.9	0.5	0.87%	139.6	0.5	1.51%	216.2	1.2	2.18%
Average earning assets yield (TE)	$27,630.7	$280.8	4.08%	$27,441.5	$289.5	4.20%	$26,020.4	$280.1	4.35%
INTEREST-BEARING LIABILITIES
Interest-bearing transaction and savings deposits	$8,798.5	$12.7	0.58%	$8,803.7	$14.4	0.65%	$8,082.6	$14.7	0.74%
Time deposits	3,513.2	15.4	1.76%	3,364.4	16.4	1.93%	3,743.3	18.0	1.95%
Public funds	3,252.2	10.8	1.33%	3,079.0	12.0	1.55%	3,060.5	13.4	1.78%
Total interest-bearing deposits	15,563.9	38.9	1.01%	15,247.1	42.8	1.11%	14,886.4	46.1	1.26%
Short-term borrowings	2,150.2	4.5	0.83%	2,393.4	7.1	1.19%	1,684.9	8.1	1.92%
Long-term debt	231.4	2.8	4.76%	242.5	2.9	4.79%	225.0	2.8	4.99%
Total borrowings	2,381.6	7.3	1.22%	2,635.9	10.0	1.51%	1,909.9	10.9	2.30%
Total interest-bearing liabilities cost	17,945.5	46.2	1.03%	17,883.0	52.8	1.17%	16,796.3	57.0	1.38%
Net interest-free funding sources	9,685.2			9,558.5			9,224.1
Total cost of funds	27,630.7	46.2	0.67%	27,441.5	52.8	0.76%	26,020.4	57.0	0.89%
Net Interest Spread (TE)		$234.6	3.05%		$236.7	3.02%		$223.1	2.97%
Net Interest Margin (TE)	$27,630.7	$234.6	3.41%	$27,441.5	$236.7	3.43%	$26,020.4	$223.1	3.46%

(h) Taxable equivalent (TE) amounts are calculated using a federal income tax rate of 21%.
(i) Includes nonaccrual loans.

(j) Included in interest income is net purchase accounting accretion of $6.2 million, $8.7 million and $5.0 for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(k) Average securities does not include unrealized holding gains/losses on available for sale securities.

HANCOCK WHITNEY CORPORATION

ASSET QUALITY INFORMATION

(Unaudited)

	Three Months Ended
(dollars in thousands)	3/31/2020	12/31/2019	3/31/2019
Nonaccrual loans (l) (m)	$254,058	$245,833	$204,831
Restructured loans - still accruing	34,251	61,265	117,578
Total nonperforming loans	288,309	307,098	322,409
ORE and foreclosed assets	18,460	30,405	27,148
Total nonperforming assets	$306,769	$337,503	$349,557
Nonperforming assets as a percent of loans, ORE and foreclosed assets	1.42%	1.59%	1.74%
Accruing loans 90 days past due (n) (o)	$17,790	$6,582	$20,308
Accruing loans 90 days past due as a percent of loans	0.08%	0.03%	0.10%
Nonperforming assets + accruing loans 90 days past due to loans, ORE and foreclosed assets	1.51%	1.62%	1.84%
PROVISION AND ALLOWANCE FOR CREDIT LOSSES
Allowance for Loan Losses:
Beginning balance	$191,251	$195,572	$194,514
Cumulative effect of change in accounting principle (p)	49,411	—	—
Provision for loan losses	229,105	5,182	18,043
Charge-offs	(47,738)	(11,712)	(20,991)
Recoveries	3,974	2,209	3,122
Net charge-offs	(43,764)	(9,503)	(17,869)
Ending Balance	$426,003	$191,251	$194,688
Reserve for Unfunded Lending Commitments:
Beginning balance	$3,974	$—	$—
Cumulative effect of change in accounting principle (p)	27,330	—	—
Provision for losses on unfunded lending commitments	17,688	3,974	—
Ending Balance	$48,992	$3,974	$—
Total Allowance for Credit Losses	$474,995	$195,225	$194,688
Total Provision for Credit Losses	$246,793	$9,156	$18,043
Allowance for loan losses as a percent of period-end loans	1.98%	0.90%	0.97%
Allowance for credit losses as a percent of period-end loans	2.21%	0.92%	0.97%
Allowance for loan losses to nonperforming loans + accruing loans 90 days past due	139.17%	60.97%	56.81%
NET CHARGE-OFF INFORMATION
Net charge-offs (recoveries)
Commercial & real estate loans	$39,509	$4,856	$14,398
Residential mortgage loans	(71)	140	244
Consumer loans	4,326	4,507	3,227
Total net charge-offs	$43,764	$9,503	$17,869
Net charge-offs (recoveries) as a percent of average loans
Commercial & real estate loans	0.99%	0.12%	0.39%
Residential mortgage loans	(0.01)%	0.02%	0.03%
Consumer loans	0.81%	0.83%	0.62%
Total net charge-offs as a percent of average loans	0.83%	0.18%	0.36%

(l) Included in nonaccrual loans are nonaccruing restructured loans totaling $117.9 million, $132.5 million and $105.9 million at 3/31/2020, 12/31/2019 and 3/31/2019, respectively.

(m) Nonaccrual loans do not include purchased credit impaired loans accounted for under ASC 310-30 that would have otherwise been considered nonperforming, totaling $17.5 million and $12.2 million, at 12/31/2019 and 3/31/2019, respectively. Effective 1/1/2020, with the Adoption of ASC 326, such metrics include both originated and acquired balances.

(n) Excludes 90+ accruing troubled debt restructured loans already reflected in total nonperforming loans of $1.5 million at 3/31/2019.

(o) Loans past due 90 days or more do not include purchased credit impaired loans accounted for under ASC 310-30 that would have otherwise been considered delinquent, totaling $8.3 million and $2.4 million, at 12/31/2019 and 3/31/2019, respectively.  Effective 1/1/2020, with the Adoption of ASC 326, such metrics include both originated and acquired balances.

(p) Represents the increase in the allowance upon the 1/1/20 adoption of ASC 326, commonly referred to as Current Expected Credit Losses, or CECL.

HANCOCK WHITNEY CORPORATION

ASSET QUALITY INFORMATION

(Unaudited)

	Three Months Ended
(dollars in thousands)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Nonaccrual loans (l) (m)	$254,058	$245,833	$222,860	$209,831	$204,831
Restructured loans - still accruing	34,251	61,265	60,897	101,250	117,578
Total nonperforming loans	288,309	307,098	283,757	311,081	322,409
ORE and foreclosed assets	18,460	30,405	30,955	27,520	27,148
Total nonperforming assets	$306,769	$337,503	$314,712	$338,601	$349,557
Nonperforming assets as a percent of loans, ORE and foreclosed assets	1.42%	1.59%	1.49%	1.68%	1.74%
Accruing loans 90 days past due (n) (o)	$17,790	$6,582	$7,872	$6,493	$20,308
Accruing loans 90 days past due as a percent of loans	0.08%	0.03%	0.04%	0.03%	0.10%
Nonperforming assets + accruing loans 90 days past due to loans, ORE and foreclosed assets	1.51%	1.62%	1.53%	1.71%	1.84%
PROVISION AND ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$426,003	$191,251	$195,572	$195,625	$194,688
Reserve for unfunded lending commitments	48,992	3,974	—	—	—
Total allowance for credit losses	$474,995	$195,225	$195,572	$195,625	$194,688
Total provision for credit losses	$246,793	$9,156	$12,421	$8,088	$18,043
Allowance for loan losses as a percentage of period-end loans	1.98%	0.90%	0.93%	0.97%	0.97%
Allowance for credit losses as a percentage of period-end loans	2.21%	0.92%	0.93%	0.97%	0.97%
Allowance for loan losses to nonperforming loans + accruing loans 90 days past due	139.17%	60.97%	67.06%	61.60%	56.81%
NET CHARGE-OFF INFORMATION
Net charge-offs (recoveries)
Commercial & real estate loans	$39,509	$4,856	$8,281	$4,286	$14,398
Residential mortgage loans	(71)	140	54	(71)	244
Consumer loans	4,326	4,507	4,139	2,936	3,227
Total net charge-offs	$43,764	$9,503	$12,474	$7,151	$17,869
Net charge-offs (recoveries) as a percentage of average loans
Commercial & real estate loans	0.99%	0.12%	0.22%	0.11%	0.39%
Residential mortgage loans	(0.01)%	0.02%	0.01%	(0.01)%	0.03%
Consumer loans	0.81%	0.83%	0.78%	0.56%	0.62%
Total net charge-offs as a percentage of average loans	0.83%	0.18%	0.25%	0.14%	0.36%
AVERAGE LOANS
Commercial & real estate loans	$16,109,162	$15,881,272	$15,126,060	$15,081,911	$15,062,135
Residential mortgage loans	2,968,962	3,004,784	2,978,712	2,969,746	2,942,396
Consumer loans	2,155,892	2,151,886	2,092,342	2,098,447	2,122,417
Total average loans	$21,234,016	$21,037,942	$20,197,114	$20,150,104	$20,126,948

(l) Included in nonaccrual loans are nonaccruing restructured loans totaling $117.9 million, $132.5 million, $101.1 million, $99.1 million and $105.9 million at 3/31/2020, 12/31/2019, 9/30/2019, 6/30/2019 and 3/31/2019, respectively.

(m) Nonaccrual loans do not include purchased credit impaired loans accounted for under ASC 310-30 that would have otherwise been considered nonperforming, totaling $17.5 million, $17.8 million, $10.3 million and $12.2 million, at 12/31/2019, 9/30/2019, 6/30/2019 and 3/31/2019, respectively. Effective 1/1/2020, with the Adoption of ASC 326, such metrics include both originated and acquired balances.

(n) Excludes 90+ accruing troubled debt restructured loans already reflected in total nonperforming loans of $1.5 million at 3/31/2019.

(o) Loans past due 90 days or more do not include purchased credit impaired loans accounted for under ASC 310-30 that would have otherwise been considered delinquent, totaling $8.3 million, $8.2 million, $2.6 million and $2.4 million, at 12/31/2019, 9/30/2019, 6/30/2019 and 3/31/2019, respectively.  Effective 1/1/2020, with the Adoption of ASC 326, such metrics include both originated and acquired balances.  3/31/2019, respectively.  Effective 1/1/2020, with the Adoption of ASC 326, such metrics include both originated and acquired balances.

HANCOCK WHITNEY CORPORATION

Appendix A to the Earnings Release

Reconciliation of Non-GAAP Measures

TOTAL REVENUE (TE) AND OPERATING PRE-PROVISION NET REVENUE (TE)

	Three Months Ended
(in thousands)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net interest income	$231,188	$233,156	$222,939	$219,868	$219,254
Noninterest income	84,387	82,924	83,230	79,250	70,503
Total revenue	$315,575	$316,080	$306,169	$299,118	$289,757
Taxable equivalent adjustment (q)	3,448	3,580	3,652	3,718	3,824
Total revenue (TE)	$319,023	$319,660	$309,821	$302,836	$293,581
Noninterest expense	(203,335)	(197,856)	(213,554)	(183,567)	(175,700)
Nonoperating expense	—	3,856	28,810	—	-
Operating pre-provision net revenue (TE)	$115,688	$125,660	$125,077	$119,269	$117,881

OPERATING EARNINGS (LOSS) PER SHARE - DILUTED

	Three Months Ended
(in thousands, except per share amounts)	3/31/2020	12/31/2019	9/30/2019	6/30/2019	3/31/2019
Net income (loss)	$(111,033)	$92,132	$67,807	$88,277	$79,164
Net income and dividends allocated to participating securities	(427)	(1,566)	(1,141)	(1,502)	(1,337)
Net income (loss) available to common shareholders	(111,460)	90,566	66,666	86,775	77,827
Nonoperating items, net of income tax	—	3,046	22,760	—	—
Nonoperating items allocated to participating securities	—	(52)	(383)	—	—
Operating earnings (loss) available to common shareholders	$(111,460)	$93,560	$89,043	$86,775	$77,827
Weighted average common shares - diluted	87,186	88,315	86,462	85,835	85,800
Earnings (loss) per share - diluted	$(1.28)	$1.03	$0.77	$1.01	$0.91
Operating earnings (loss) per share - diluted	$(1.28)	$1.06	$1.03	$1.01	$0.91

(q) Taxable equivalent (TE) amounts are calculated using a federal income tax rate of 21%.